UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2009

FIRST DEFIANCE FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Ohio	0-26850	34-1803915
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer I.D. No.)

601 Clinton Street, Defiance, Ohio 43512

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (419) 782-5015

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e) On December 14, 2009, First Defiance Financial Corp. (the “Company”) and First Federal Bank of the Midwest (“First Federal”) entered into an Employment Agreement with Donald P. Hileman. Currently, the term of the agreement ends on December 31, 2011; however the agreement may be renewed each year for a period of one year before the end of each term.

The agreement provides for a base salary of not less than $170,000 and Mr. Hileman’s ability to receive during the term of the agreement a bonus based on such terms and conditions as are set forth from time to time in the Companies’ incentive bonus program.

Under the agreement, if Mr. Hileman’s employment is terminated for Cause, Disability, Retirement (all as defined in the agreement) or death, Mr. Hileman is not entitled to any further payments under the agreement. If his employment is terminated for any other reason or if his employment is terminated by him (i) due to a material breach of the agreement, or (ii) for Good Reason, in either case which failure or Good Reason (as defined in the agreement) has not been properly cured, then Mr. Hileman shall be entitled to: (a) a lump sum payment of 2.99 times his average annual compensation for the five most recent taxable years ending during the calendar year in which the Notice of Termination occurs; (b) maintain all of Mr. Hileman’s participation in all group insurance, life insurance, health and accident, disability and other employee benefit plans, programs and arrangements for the earlier of the expiration of the remaining term of agreement, the end of the second full calendar year following the year which includes the date of termination, or the date of his full-time employment by another employer.

The agreement also includes a covenant not to compete, which extends for a period of one year after the termination of Mr. Hileman’s employment.

Any payments under the agreement are subject to and conditioned upon their compliance with (i) 12 U.S.C. Section 1828(K) and any regulations promulgated thereunder and (ii) the Emergency Economic Stabilization Act of 2008 (12 U.S.C. Section 5221), as amended by the American Recovery and Reinvestment Act of 2009, and any regulations promulgated thereunder.

The execution of this agreement terminated Mr. Hileman’s Change of Control and Non-Compete Agreement dated December 29, 2008.

The foregoing summary is qualified in its entirety by reference to the agreement, a copy of which is attached as Exhibit 10.1 hereto.

Section 8 – Other Events

Item 8.01	Other Events.

On December 10, 2009, the Company entered into a memorandum of understanding with the Office of Thrift Supervision (“OTS”). A memorandum of understanding is a tool employed by the OTS and other bank regulatory agencies to address areas of concern to the regulator. The memorandum for the Company requires that we submit to the OTS a capital plan that will include (i) capital targets that are commensurate with our risk profile and (ii) specific strategies for increasing and maintaining capital at targets, to be established by our board of directors which are commensurate with our risk profile. Although regulators sometimes establish specific capital targets for a financial institution to meet, this memorandum asks the Board to establish the targets. At September 30, 2009, the Company’s tangible and risk-based capital ratios both continued to exceed the regulatory thresholds to be considered “well-capitalized.” The memorandum also requires that the Company obtain approval from the OTS before paying any dividends, including dividends on our common shares, or incurring, issuing, renewing, or rolling over any debt.

First Federal also executed a memorandum of understanding on December 10, 2009 with the OTS. The principal terms of First Federal’s memorandum relate to its risk profile and asset quality. Specifically, First Federal is agreeing to, among other things, develop a three-year business plan that sets forth plans and strategies to maintain adequate capital levels in relation to classified assets and our general and specific reserves for loans and lease losses.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST DEFIANCE FINANCIAL CORP.

By:	/s/ Donald P. Hileman
Donald P. Hileman
Chief Financial Officer

Date: December 16, 2009

4